Exhibit 3.1

BAUDAX BIO, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

BAUDAX BIO, INC.

SEPTEMBER 20, 2022

Baudax Bio, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Corporation”), in accordance with the provisions of 1522(b), (c), and (d) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), does hereby certify:

The board of directors of the Corporation (the “Board of Directors”) in accordance with the Amended and Restated Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), and applicable law, adopted the following resolution by unanimous written consent on September 16, 2022 creating a series of 60,000 shares of preferred stock of the Corporation designated as “Series B Preferred Stock”.

WHEREAS, the Articles of Incorporation provide for a class of the Company’s authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.01 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof;

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the designations, powers, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 60,000 shares of the Series B Preferred Stock which the Corporation has the authority to issue;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of the Series B Preferred Stock and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

1.

Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series B Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated shall be 60,000. Each share of Series B Preferred Stock shall have a par value of $0.01 per share.

2.	Dividends. The holders of Series B Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3.	Voting Rights. Except as otherwise provided by the Articles of Incorporation or required by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

3.1

Except as otherwise provided herein, each outstanding share of Series B Preferred Stock shall have 1,000,000 votes per whole share of Series B Preferred Stock (and, for the avoidance of doubt, each fraction of a share of Series B Preferred Stock shall have a ratable number of votes). The outstanding shares of Series B Preferred Stock shall vote together with the outstanding shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), of the Corporation as a single class exclusively with respect to the Reverse Stock Split and the Adjournment Proposal (all as defined below) but are not otherwise entitled to vote on any other matter except to the extent required under the PBCL. Notwithstanding the foregoing, and for the avoidance of doubt, each share of Series B Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect to, and the holder of each share of Series B Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption shall have no voting power with respect to any such share of Series B Preferred Stock (or fraction thereof) on, the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Reverse Stock Split. As used herein, (1) the term “Reverse Stock Split” means any proposal to adopt an amendment to the Articles of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment and (2) “Adjournment Proposal” means any proposal to adjourn any meeting of shareholders called for the purpose of voting on Reverse Stock Split.

3.2

Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split or the Adjournment Proposal, the vote of each share of Series B Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Reverse Stock Split and the Adjournment Proposal shall be cast in the same manner as the vote, if any, of the share of Common Stock (or fraction thereof) in respect of which such share of Series B Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split, the Adjournment Proposal or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted shall be deemed to include all shares of Series B Preferred Stock (or fraction thereof) held by such holder. Holders of Series B Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series B Preferred Stock on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Reverse Stock Split.

4.	Rank; Liquidation.

4.1

The Series B Preferred Stock shall rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Dissolution”). For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

4.2

Upon any Dissolution, each holder of outstanding shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.01 per outstanding share of Series B Preferred Stock.

5.	Redemption.

5.1

All shares of Series B Preferred Stock that are not present in person or by proxy at any meeting of shareholders held to vote on the Reverse Stock Split and the Adjournment Proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) shall automatically be redeemed by the Corporation in whole, but not in part, at the Initial Redemption Time without further action on the part of the Corporation or the holder thereof (the “Initial Redemption”).

5.2

Any outstanding shares of Series B Preferred Stock that have not been redeemed pursuant to the Initial Redemption shall be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Corporation’s shareholders of the Reverse Stock Split at any meeting of shareholders held for the purpose of voting on such proposal (any such redemption pursuant to this Section 5.2, the “Subsequent Redemption” and, together with the Initial Redemption, the “Redemptions”). As used herein, the “Subsequent Redemption Time” shall mean the effective time of the Subsequent Redemption, and the “Redemption Time” shall mean (i) with respect to the Initial Redemption, the Initial Redemption Time and (ii) with respect to the Subsequent Redemption, the Subsequent Redemption Time.

5.3

Each share of Series B Preferred Stock redeemed in any Redemption pursuant to this Section 5 shall be redeemed in consideration for the right to receive an amount equal to $0.10 in cash for each ten whole shares of Series B Preferred Stock that are “beneficially owned” by the “beneficial owner” (as such terms are defined below) thereof as of immediately prior to the applicable Redemption Time and redeemed pursuant to such Redemption, payable upon the applicable Redemption Time; provided, however, that for the avoidance of doubt, the redemption consideration in respect of the shares of Series B Preferred Stock (or fractions thereof) redeemed in any Redemption pursuant to this Section 5: (x) shall entitle the former beneficial owners of less than ten whole shares of Series B Preferred Stock redeemed in any Redemption to no cash payment in respect thereof and (y) shall, in the case of a former beneficial owner of a number of shares of Series B Preferred Stock (or fractions thereof) redeemed pursuant to any Redemption that is not equal to a whole number that is a multiple of ten, entitle such beneficial owner to the same cash payment, if any, in respect of such Redemption as would have been payable in such Redemption to such beneficial owner if the number of shares (or fractions thereof) beneficially owned by such beneficial owner and redeemed pursuant to such Redemption were rounded down to the nearest whole number that is a multiple of ten (such, that for example, the former beneficial owner of 15 shares of Series B Preferred Stock redeemed pursuant to any Redemption shall be entitled to receive the same cash payment in respect of such Redemption as would have been payable to the former beneficial owner of 10 shares of Series B Preferred Stock redeemed pursuant to such Redemption). As used herein, “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) to such entity. As used herein, a Person shall be deemed the “beneficial owner” of, and shall be deemed to “beneficially own,” any securities which such Person is deemed to beneficially own, directly or indirectly, within the meaning of Rule l3d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

5.4

From and after the time at which any shares of Series B Preferred Stock are called for redemption (whether automatically or otherwise) in accordance with Section 5.1 or Section 5.2, such shares of Series B Preferred Stock shall cease to be outstanding, and the only right of the former holders of such shares of Series B Preferred Stock, as such, will be to receive the applicable redemption price, if any. The shares of Series B Preferred Stock redeemed by the Corporation pursuant to this Certificate of Designation shall, upon such redemption, be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock. Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, any shares of Series B Preferred Stock (or fraction thereof) that have been redeemed pursuant to an Initial Redemption shall not be deemed to be outstanding for the purpose of voting or determining the number of votes entitled to vote on any matter submitted to shareholders (including the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Reverse Stock Split) from and after the time of the Initial Redemption. Notice of any meeting of shareholders for the submission to shareholders of any proposal to approve the Reverse Stock Split shall constitute notice of a redemption of shares of Series B Preferred Stock pursuant to an Initial Redemption and result in the automatic redemption of the applicable shares of Series B Preferred Stock (and/or fractions thereof) pursuant to the Initial Redemption at the Initial Redemption Time pursuant to Section 5.1 hereof. Notice by the Corporation of the shareholders’ approval of the Reverse Stock Split, whether by press release or by the filing of a Current Report on Form 8-K with the Securities and Exchange Commission, shall constitute a notice of a redemption of shares of Series B Preferred Stock pursuant to a Subsequent Redemption and result in the automatic redemption of the applicable shares of Series B Preferred Stock (and/or fractions thereof) pursuant to the Subsequent Redemption at the Subsequent Redemption Time pursuant to Section 5.2 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the redemption of all shares of Series B Preferred Stock pursuant to the Redemptions and shall continue to keep such funds apart for such payment through the payment of the purchase price for the redemption of all such shares.

6.

Transfer. Shares of Series B Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series B Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held thereby, in which case a number of one one-thousandths (1/1,000ths) of a share of Series B Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder shall be automatically transferred to the transferee of such shares of Common Stock.

7.

Fractional Shares. The Series B Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series B Preferred Stock.

8.

Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Series B Preferred Stock in accordance with the foregoing resolution and the provisions of Pennsylvania law.

IN WITNESS WHEREOF, Baudax Bio, Inc. has caused this Certificate of Designation of Series B Preferred Stock to be signed by its duly authorized officers as of the day and year first set forth above.

/s/ Jillian Dilmore	/s/ Gerri Henwood
Name: Jillian Dilmore	Name: Gerri Henwood
Title: Corporate Controller	Title: President and Chief Executive Officer